UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
__________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 1, 2017

(Exact name of registrant as specified in its charter)

Delaware	001-13695	16-1213679
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5790 Widewaters Parkway, DeWitt, New York		13214-1883
(Address of principal executive offices)		(Zip Code)
(315) 445-2282
(Registrant's telephone number, including area code)

                          Not Applicable
 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e)            On January 1, 2017, Community Bank System, Inc. (the "Company") and its subsidiary, Community Bank, N.A. (the "Bank"), entered into renewal employment agreements with Scott Kingsley, the Company's and the Bank's Executive Vice President and Chief Financial Officer, and George J. Getman, the Company's and the Bank's Executive Vice President and General Counsel.
Mr. Kingsley's Employment Agreement continues the format and substantially similar terms of his prior employment agreement which expired on December 31, 2016.  The Employment Agreement provides that Mr. Kingsley shall serve as the Executive Vice President and Chief Financial Officer of the Company and the Bank during the period from January 1, 2017 to December 31, 2019.  During the term of the Agreement, the Company shall pay a base salary at an annual rate of $446,057, which will be reviewed and may be adjusted in future years in accordance with the Company's regular payroll practices for executive employees.  Mr. Kingsley will be eligible to receive annual incentive compensation under the terms of the Company's Management Incentive Plan ("MIP") as determined by the Compensation Committee of the Board of Directors (the "Board").  The Employment Agreement may be terminated by the Company for cause at any time, and shall terminate upon Mr. Kingsley's death or disability.  In the event Mr. Kingsley is terminated without cause, he will be entitled to the greater of (i) 175 percent of the sum of his annual base salary at the time of termination and the most recent payment to him under the Company's MIP, or (ii) the amount of base salary and expected MIP payments that otherwise would have been payable to Mr. Kingsley through the unexpired term of the agreement.  If Mr. Kingsley's employment is terminated for reasons other than cause, death, or disability within two years following a change in control of the Company, or if Mr. Kingsley voluntarily resigns during this period based upon an involuntary and material adverse change in his authority, duties, responsibilities, base salary, or the geographic location of his assignment, he shall be entitled to three times his base salary and his incentive compensation award for the year immediately preceding the change in control and continuation of certain benefits for a 36 month period.  Mr. Kingsley is subject to non-compete provisions which restrict his ability to engage in competing business activities for one year following termination of employment or to solicit customers of the Company or Bank for two years following termination of employment.
Mr. Getman's Employment Agreement continues the format and substantially similar terms of his prior employment agreement which expired on December 31, 2016.  The Employment Agreement provides that Mr. Getman shall serve as the Executive Vice President and General Counsel of the Company and the Bank during the period from January 1, 2017 to December 31, 2019.  During the term of the Agreement, the Company shall pay a base salary at an annual rate of $395,908, which will be reviewed and may be adjusted in future years in accordance with the Company's regular payroll practices for executive employees.  Mr. Getman will be eligible to receive annual incentive compensation under the terms of the Company's MIP as determined by the Compensation Committee of the Board.  The Employment Agreement may be terminated by the Company for cause at any time, and shall terminate upon Mr. Getman's death or disability.  In the event Mr. Getman is terminated without cause, he will be entitled to the greater of (i) 175 percent of the sum of his annual base salary at the time of termination and the most recent payment to him under the Company's MIP, or (ii) the amount of base salary and expected MIP payments that otherwise would have been payable to Mr. Getman through the unexpired term of the agreement.  If Mr. Getman's employment is terminated for reasons other than cause, death, or disability within two years following a change in control of the Company, or if Mr. Getman voluntarily resigns during this period based upon an involuntary and material adverse change in his authority, duties, responsibilities, base salary, or the geographic location of his assignment, he shall be entitled to three times his base salary and his incentive compensation award for the year immediately preceding the change in control and continuation of certain benefits for a 36 month period.  Mr. Getman is subject to non-compete provisions which restrict his ability to engage in competing business activities for one year following termination of employment or to solicit customers of the Company or Bank for two years following termination of employment.
The foregoing descriptions of Messrs. Kingsley's and Getman's Employment Agreements do not purport to be complete and are qualified in their entirety by reference to the copies of the Employment Agreements attached hereto as Exhibits 10.1 and 10.2, respectively, and incorporated by reference.
Item 9.01                          Financial Statements and Exhibits
(d)   Exhibits
10.1            Employment Agreement, dated January 1, 2017, by and among Community Bank System, Inc., Community Bank, N.A. and Scott Kingsley.
10.2            Employment Agreement, dated January 1, 2017, by and among Community Bank System, Inc., Community Bank, N.A. and George J. Getman.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Community Bank System, Inc.

By: /s/ George J. Getman
Name: George J. Getman
Title: Executive Vice President and General Counsel

Dated: January 6, 2017